Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State

The Variable Annuity Life Insurance Company

Portfolio Director® Series

For Series 1.00 to 12.00

Summary Prospectus for New Investors

May [2], 2022

This summary prospectus summarizes key features of the Portfolio Director® Series, group and individual fixed and variable deferred annuity contracts issued by the Variable Annuity Life Insurance Company.

Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find the current prospectus and other information about the Contract online at https://www.aigrs.com/prospectus-and-reports/annuities. You can also obtain this information at no cost by calling us at 1-800-448-2542, or by writing to our Annuity Service Center (VALIC Document Control, P.O. Box 15648, Amarillo, Texas 79105).

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An employer purchasing the Contract for a retirement plan, or the owner of an individual Contract, may cancel a newly purchased Contract within 20 days of receiving it without paying fees or penalties.

In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply. The right of cancellation under this Contract does not apply to Participants in a group plan except in a limited number of states.

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Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at Investor.gov.

Special Terms Used in this Summary Prospectus

Account Value	The current value of your investment in the Fixed Account Options and Variable Account Options that has not yet been applied to annuity payments.

Beneficiary	The individual designated to receive the death benefit or Payout Payments upon the death of the annuitant.

Business Day	Any weekday that the New York Stock Exchange (NYSE) is open for trading. Normally, the NYSE is open Monday through Friday.

Contract	The group and individual fixed and variable deferred annuity contracts summarized in this summary prospectus and described in more detail in the prospectus.

Fixed Account Option	Any investment option that is guaranteed to earn at least a minimum rate of interest.

Fixed Account Plus	A type of Fixed Account Option under the Contract.

Fund or Mutual Fund	An investment portfolio of a registered open-end management investment company, which serves as the underlying investment vehicle for a Variable Account Option.

Market Close	Close of regular trading on the New York Stock Exchange, normally 4:00 p.m. Eastern time.

Multi-Year Enhanced Option	A type of Fixed Account Option, potentially subject to market value adjustments.

Participant	The individual (in most cases, you) who makes Purchase Payments or for whom Purchase Payments are made.

Contract Year	A 12-month period starting with the issue date of a Contract or Participant’s Contract certificate, as applicable, and each anniversary of that date.

Payout Payments	Annuity payments withdrawn in a steady stream during the Payout Period.

Payout Period	The time when you begin to withdraw your money in Payout Payments.

Purchase Payment	An amount of money you or your employer pay to VALIC to receive the benefits of a Contract.

Purchase Period	The accumulation period or time between your first Purchase Payment and the beginning of your Payout Period (or surrender).

Short-Term Fixed Account	A type of Fixed Account Option under the Contract.

VALIC (we, us, our)	The Variable Annuity Life Insurance Company.

Variable Account Option (or Division)	Any variable investment option under the Contract. Each Variable Account Option invests in the shares of a single Fund.

Important Information You Should Consider About the Contract

Charges for Early Withdrawals

If you withdraw money under the Contract within five years of making a Purchase Payment, you may be assessed a surrender charge of up to 5%, either as a percentage of the amount withdrawn or as a percentage of Purchase Payments made during the last five years, whichever is less.

For example, if you make an early withdrawal, you could pay a surrender charge of up to $5,000 on a $100,000 investment.

Fees and Charges – Surrender Charge

Transaction Charges

In addition to surrender charges, you may also be charged for other transactions. You may be subject to a market value adjustment if you make an early withdrawal or transfer from a Multi-Year Enhanced Option (a type of Fixed Account Option). You may be subject to a loan application fee and loan interest if you request a loan under the Contract. There may also be taxes on Purchase Payments.

Fees and Charges

Ongoing Fees and Expenses (annual charges)

The table below describes the current fees and expenses of the Contract that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Fees and Charges
	Annual Fee	Minimum	Maximum
	Base Contract[1]	1.00%	1.00%
	Investment Options[2] (Fund fees and expenses)	[Gross + Platform Expense (if any)TO BE UPDATED BY AMENDMENT]%	[Gross + Platform Expense (if any) TO BE UPDATED BY AMENDMENT]%

[1] As a percentage of average daily net asset value allocated to a Variable Account Option.

[2] As a percentage of Fund net assets, plus any applicable platform expenses.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs.

	Lowest Annual Cost: $[ ]	Highest Annual Cost: $[ ]

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Least expensive combination of base Contract fees and Fund fees and expenses

•  No surrender charges

•  No additional Purchase Payments, transfers, or withdrawals

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Most expensive combination of base Contract fees and Fund fees and expenses

•  No surrender charges

•  No additional Purchase Payments, transfers, or withdrawals

RISKS				Location in Prospectus

Risk of Loss	You can lose money by investing in this Contract, including your principal investment.			Principal Risks of Investing in the Contract
Not a Short-Term Investment

• This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.

• Charges may apply to withdrawals. Surrender charges could significantly reduce the amount that you receive upon taking a withdrawal. Withdrawals may also reduce or terminate Contract guarantees.

• The benefits of tax deferral and long-term income mean the Contract is generally more beneficial to investors with a long investment time horizon.

Risks Associated with Investment Options

• An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract.

• Each investment option (including each Fixed Account Option) has its own unique risks.

• You should review the investment options before making an investment decision.

Insurance Company Risks

An investment in the Contract is subject to the risks related to us, VALIC. Any obligations (including under any Fixed Account Option), guarantees, and benefits of the Contract are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling 1-800-448-2542 or visiting www.aigrs.com.

RESTRICTIONS	Location in Prospectus

Investments

• Certain investment options may not be available under your Contract. If your Contract is a tax-deferred nonqualified annuity that is not part of your employer’s retirement plan, Variable Account Options investing in a Public Fund will not be available to you.

• You may transfer funds between the investment options, subject to certain restrictions.

• Transfers between the investment options, as well as certain purchases and redemptions, are subject to policies designed to deter market timing and frequent transfers.

• Transfers to and from the Fixed Account Options are subject to special restrictions.

• Early withdrawals and transfers from a Multi-Year Enhanced Option may be subject to negative adjustments.

• We reserve the right to remove or substitute Funds as investment options.

Fixed and Variable Account Options Transfers Between Investment Options
TAXES	Location in Prospectus

Tax Implications

• You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

• If you purchase the Contract through a tax-qualified plan or individual retirement account (IRA), there is no additional tax benefit under the Contract.

• Withdrawals will be subject to ordinary income tax. You may have to pay a tax penalty if you take a withdrawal before age 59 1⁄2.

Federal Tax Matters

CONFLICTS OF INTEREST	Location in Prospectus

Investment Professional Compensation

Your financial professional may receive compensation for selling this Contract to you in the form of commissions, additional cash compensation, and non-cash compensation. We may share the revenue we earn on this Contract with your financial professional’s firm, which may be an affiliate. This conflict of interest may influence your financial professional to recommend this Contract over another investment for which the financial professional is not compensated or compensated less.

General Information –Distribution of the Contracts

Exchanges

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should exchange a contract you already own only if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.

Overview of the Contract

Purpose of the Contract

The Contract is designed to help you invest on a tax-deferred basis, meet long-term financial goals, and plan for your retirement. You can accumulate assets by investing in the Contract’s investment options and then later convert those accumulated assets into a stream of guaranteed income payments from us. The Contract includes a death benefit that may help financially protect your Beneficiary or Beneficiaries in the event of your death.

This Contract may be appropriate for you if you have a long investment time horizon and the Contract’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals or for people who intend to frequently trade in the Contract’s investment options.

The Contract is primarily used in connection with employer-sponsored qualified retirement plans, for which the employer is the Contract owner and participating employees receive certificates related to the Contract, and individual retirement accounts (IRAs). Nonqualified Contracts are also available for certain employer plans as well as for certain after-tax arrangements that are not part of an employer’s plan.

Phases of the Contract

Like all deferred annuities, the Contract has two phases: (1) a Purchase Period (for savings) and (2) a Payout Period (for income).

Purchase Period. During the Purchase Period, you invest your money under the Contract in one or more available investment options to help you build assets on a tax-deferred basis. The available investment options may include:

•

Variable Account Options. When you invest in a Variable Account Option, you are indirectly investing in the Variable Account Option’s underlying Mutual Fund. The Mutual Funds have different investment objectives, strategies, and risks. You can gain or lose money if you invest in a Variable Account Option.

Additional information about each Mutual Fund is provided in an appendix to this summary prospectus. Please see APPENDIX – FUNDS AVAILABLE UNDER THE CONTRACT.

•

Fixed Account Options. When you invest in a Fixed Account Option (Fixed Account Plus, Short-Term Fixed Account, or a Multi-Year Enhanced Option), your principal is guaranteed and earns interest based on a rate set and guaranteed by us. However, if you make an early withdrawal or transfer from a Multi-Year Enhanced Option, the withdrawal or transfer may be subject to a market value adjustment that may reduce the value of your investment.

The amount of money you accumulate during the Purchase Period depends (in part) on the performance of the investment options you choose. You may transfer money between investment options during the Purchase Period, subject to certain restrictions. Your accumulated assets impact the value of your benefits during the Purchase Period, including the death benefit, as well as the amount available for withdrawal.

Payout Period. When you are ready to receive guaranteed income under the Contract, you can switch to the Payout Period, at which time you will start to receive Payout Payments from us. This is also referred to as “annuitizing” the Contract. You generally decide when to annuitize. You can choose from the available payout options, which may provide income for life, for a guaranteed period of time, or a combination of both. You can also choose to receive payments on a variable or fixed basis, or a combination of both. If the Payout Payments are fixed, the dollar amount of each payment will be the same. If the Payout Payments are variable, the dollar amount for the payments will fluctuate.

The death benefit from the Purchase Period does not apply during the Payout Period. Any amount payable upon death during the Payout Period depends on the payout option selected. You cannot take withdrawals of Account Value or surrender the Contract during the Payout Period.

Contract Features

Retirement Plan Terms and Conditions. The Contract is primarily designed to be purchased by an employer for use in a retirement plan, however it is also offered as an IRA or a non-qualified contract. Your participation in a group Contract will be subject to the terms and conditions of your retirement plan and applicable law, which may limit your ability to take certain actions under the Contract.

Accessing Your Money. You may withdraw money from the Contract at any time during the Purchase Period. If you make a withdrawal, you may have to pay a surrender charge and/or income taxes, including a tax penalty if you are younger than age 59 1⁄2. Withdrawals may negatively impact the value of your benefits under the Contract.

Tax Treatment. You can transfer money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. Earnings and untaxed contributions are not taxed until they are distributed, which may occur when making a withdrawal, upon receiving a Payout Payment, or upon payment of the death benefit. You do not receive any additional tax benefit under the Contract if you participate in the Contract through a tax-qualified plan or you purchase the Contract through an IRA.

Death Benefit. If you die during the Purchase Period, we pay a death benefit to your Beneficiary or Beneficiaries. The Contract has two possible death benefits (interest guaranteed death benefit and standard death benefit), both of which are automatically included in the Contract for no additional fee.

Additional Features and Services. Additional features and services under the Contract are summarized below. There are no additional charges associated with these features and services unless otherwise noted. Not all features and services may be available under your Contract.

•	Systematic Withdrawals. This program allows you to automatically receive withdrawals on a regular basis during the Purchase Period.

•

No Charge Systematic Withdrawals. This program allows you to automatically receive withdrawals on a regular basis during the Purchase Period without surrender charges, subject to certain requirements related to the duration and amount of the automatic withdrawals.

•

Loans. Tax-free loans may be taken under tax-qualified Contracts (other than IRAs), providing additional access to your money in the Fixed Account Options (excluding Multi-Year Enhanced Options). You will incur interest on an outstanding loan. Loans are subject to restrictions, including a $1,000 minimum loan amount. You may not be able to take a loan under your Contract.

•

Guided Portfolio Services®. GPS is an advisory service offered by VALIC Financial Advisors, Inc. to help manage your Account Value. VALIC Financial Advisors, Inc. is a registered investment adviser and our affiliate. A separate investment advisory fee and agreement is required for this service, if available under an employer’s retirement plan.

•

Dollar Cost Averaging (DCA) Program. The DCA program is a systematic transfer of a specified percentage from the DCA Fixed Account to one or more eligible investment options over a specified period of time. Automatic transfers do not count towards the number of free transfers per contract year.

Benefits Available Under the Contract

The following tables summarize information about the benefits available under the Contract.

Standard Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions / Limitations
Interest Guaranteed Death Benefit	Provides a death benefit based on the greater of Account Value or net Purchase Payments plus interest	No Charge	• Payable only during the Purchase Period • Payable only if death occurs before age 70 • May not be available in all states • Withdrawals may significantly reduce the benefit
Standard Death Benefit	Provides a death benefit based on the greater of Account Value or net Purchase Payments	No Charge

•  Payable only during the Purchase Period

•  Generally payable only if death occurs on or after age 70

•  Payable in any state where the interest guaranteed death benefit is not available, even if death occurs before age 70

•  Withdrawals may significantly reduce the benefit

Systematic Withdrawals	Allows you to automatically receive withdrawals on a regular basis during the Purchase Period	No Charge

•  Withdrawals may be subject to surrender charges

•  Market value adjustments may apply to amounts withdrawn or transferred from a Multi-Year Enhanced Option

•  No more than one systematic withdrawal election may be in effect at any time

•  We reserve the right to discontinue any or all systematic withdrawals or to change the terms at any time

No Charge Systematic Withdrawals	Allows you to automatically receive withdrawals on a regular basis during the Purchase Period without surrender charges	No charge

•  Withdrawals must be made to you over a period of not less than five years, and the annual amount withdrawn may not exceed 20% of Account Value at time of election

•  Market value adjustments may apply to amounts withdrawn or transferred from a Multi-Year Enhanced Option

•  May not change election once withdrawals begin

•  No more than one systematic withdrawal election may be in effect at any time

•  We reserve the right to discontinue any or all systematic withdrawals or to change the terms at any time

Loans	Provides tax-free access to amounts invested in Fixed Account Options (excluding Multi-Year Enhanced Options)	$75 application fee (per loan) Maximum net interest rate [6%]

•  Available only during the Purchase Period

•  May not be taken against amounts invested in Variable Account Options or Multi-Year Enhanced Options

•  Interest will accrue on outstanding loan amounts

•  Minimum loan amount is $1,000

Guided Portfolio Services®	An advisory service offered by VALIC Financial Advisors, Inc. to help manage your Account Value	Not applicable	• A separate investment advisory fee and agreement is required • May not be available under your employer’s retirement plan or in connection with your Contract
DCA Program	Provides a systematic transfer of a specified percentage of the DCA Fixed Option value to other eligible investment options	Not applicable

•  Systematic transfers occur on a monthly basis and will not count will toward the number of free transfers per contract year

•  Minimum Purchase Payment amounts apply

•  May not be available with certain group arrangements. Not available in all states

Buying the Contract

Purchasing the Contract

If you are an employer purchasing a group Contract in connection with a retirement plan, or if you are an individual purchasing an individual Contract, you may purchase a Contract through licensed insurance agents who are registered representatives of broker-dealers. If you are an employee seeking to participate in your employer’s group Contract, you may establish an account through your employer. Your employer will be responsible for furnishing the necessary information (including enrollment information and allocation instructions) and remitting the initial Purchase Payment to us.

When an initial Purchase Payment is accompanied by an application (or enrollment form), we will promptly either:

(a)	Accept the application and establish your account within 2 Business Days;

(b)

Request additional information to correct or complete the application. We will return the Purchase Payment within 5 Business Days if the requested information is not provided, unless you otherwise so specify. Once we have the requested information, we will establish your account effective the date we accept your application; or

(c)	Reject the application and return the initial Purchase Payment.

If we receive an initial Purchase Payment from your employer before we receive your completed application (or enrollment form), we will not be able to establish a permanent account for you. If this occurs, we will either return the Purchase Payment, deposit the Purchase Payment into an employer-directed account, or deposit the Purchase Payment into a starter account.

Purchase Payments

Any contribution that you make into the Contract is a Purchase Payment. The initial Purchase Payment is the money you initially contribute to the Contract when purchasing the Contract or opening an account. For periodic payment Contracts, each contribution thereafter is a Subsequent Purchase Payment. If you are participating in an employer-sponsored retirement plan, your employer is responsible for remitting Purchase Payments to us. Otherwise, you should remit Purchase Payments to us directly or through your financial intermediary.

The maximum single payment that may be applied to any account without our prior approval is $1,000,000.

Minimum initial and Subsequent Purchase Payments are as follows:

Contract Type	Initial Purchase Payment	Subsequent Purchase Payment
Periodic Payment	$30	$30
Single Payment	$1,000	Not Applicable

Periodic payment minimums apply to each periodic payment made. The single payment minimum applies to each account.

Crediting and Allocating Purchase Payments

A Purchase Payment must be in “good order” before it can be posted to your account. “Good order” means that all required information and/or documentation has been supplied and that the funds (check, wire, or ACH) clearly identify for whom the Purchase Payment is to be applied. See “When Your Account Will be Credited” under “Purchase Period” in the prospectus for specific information that we will require for a Purchase Payment to be in good order.

We will credit a Purchase Payment to your account as follows:

•

Initial Purchase Payment. Once we receive the completed application (or enrollment form) and the initial Purchase Payment in good order, we will accept the application and establish your account within 2 Business Days. We will apply your Purchase Payment by crediting that amount to your account, effective the date we accept your application. If you do not give us all of the information we need, we will contact you to get it before we make any allocation. If for some reason we are unable to complete this process within 5 Business Days, we will either send back your money or get your permission to keep it until we get all of the necessary information.

•

Subsequent Purchase Payments. If a subsequent Purchase Payment is received on a Business Day in good order by our bank by Market Close, the appropriate account(s) will be credited on that Business Day. Purchase Payments received in good order after Market Close or on a non-Business Day will be credited the next Business Day.

When we credit a Purchase Payment to your account, we will allocate the Purchase Payment among the Fixed Account Option(s) and/or Variable Account Option(s) based on the allocation instructions applicable to that Purchase Payment.

We may establish an account for you at the direction of your employer if your employer provides such direction on a form acceptable to VALIC and accompanied by certain necessary information. Under such circumstances, we will deposit your Purchase Payment in an “Employer-Directed” account invested in a Money Market Division, or other investment options chosen by your employer. In situations where we have your name, address and SSN, but do not have an agreement with your employer for directed accounts, we will deposit your Purchase Payment in a “starter” account invested in the Money Market Division option available for your plan or other investment options chosen by your employer and request the information necessary to complete the application.

Making Withdrawals: Accessing the Money in Your Contract

Purchase Period

During the Purchase Period, you may withdraw all or part of your Account Value at any time if allowed by applicable law and your retirement plan. The following table highlights certain important information regarding withdrawals under the Contract.

Surrender Charges and Taxes

Your withdrawal may be subject to surrender charges and taxes, including a 10% federal tax penalty if you are younger than age 59 1⁄2.

In any Contract Year, up to 10% of the Account Value may be withdrawn without a surrender charge. The surrender charge will generally apply to any amount withdrawn that exceeds this 10% limit. The percentage withdrawn will be determined by dividing the amount withdrawn by the Account Value just prior to the withdrawal. If more than one withdrawal is made during a Contract Year, each percentage will be added to determine at what point the 10% limit has been reached.

Market Value Adjustments	If you take an early withdrawal from a Multi-Year Enhanced Option, the withdrawal will be subject to a market value adjustment that will result in either an increase or reduction in the value of your investment in the Multi-Year Enhanced Option.
Negative Impact on Contract values	A withdrawal will reduce the value of your Contract and may reduce the value of the death benefit (perhaps significantly).
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or your retirement plan may restrict your ability to take withdrawals.

When you take a partial withdrawal, you may specify an amount to be taken from each investment option in which you are invested, or that the amount should be withdrawn pro-rata against all of your investment options. If you do not specify, the withdrawal will be taken pro-rata against all of your investment options.

Withdrawing all of the money in your Contract (also known as a full surrender) will terminate your account. If your Account Value falls below $300, and you do not make any Purchase Payments for at least two years, we may terminate your account and pay the Account Value to you.

The surrender value in a Fixed Account Option will never be less than the Purchase Payments allocated to the Fixed Account Option (less amounts transferred to a Variable Account Option or withdrawn from the Fixed Account Option).

Payout Period

Once the Payout Period begins, you will receive Payout Payments from your Contract under the selected payout option. You cannot make withdrawals of your Account Value during the Payout Period.

Requesting a Surrender or Withdrawal

If you would like to access all or a portion of your Account Value during the Purchase Period, you must complete a surrender request form in good order or information required in other approved media. Submit your request to our Home Office at 2929 Allen Parkway, Houston, Texas 77019, or to our Annuity Service Center at VALIC Document Control, P.O. Box 15648, Amarillo, Texas 79105. Good order means that all paperwork is complete and signed or approved by all required persons, and any necessary supporting legal documents or plan forms have been received in correct form.

We will send via EFT or by mail a check with the surrender value to you within seven calendar days after we receive your request if it is in good order. Under certain circumstances, we may be permitted or required by applicable law to delay payment.

If you wish to receive automatic withdrawals, you may enroll in a systematic withdrawal program under the Contract, if available.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer cash value between investment options. State premium taxes may also be deducted.

Transaction Expenses

Maximum Surrender Charge (1)	5.00%
Maximum Loan Application Fee (per loan)	$75

The following tables describe the fees and expenses that you will pay each year during the time that you own the Contract, not including the Funds’ fees and expenses.

Annual Contract Expenses

Annual Variable Account Option Maintenance Charge ($3.75/quarter, annualized) (2)	$15

Annual Fees	Maximum	Current
Base Contract Expenses (3), (4) (as a percentage of average daily net asset value allocated to the Variable Account Option)	1.00%	1.00%

Annual Fund Expenses

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. These amounts also include applicable platform expenses if you choose to invest in certain Funds. A complete list of Funds available under the Contract, including their annual expenses, may be found in the Appendix in this document.

Annual Fund Expenses	Minimum (5)	Maximum (6)
(expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees (if applicable), and other expenses)
	[ ]%	[ ]%

Footnotes to the Fee Tables

(1) The maximum surrender charge is the lesser of 5% of the amount withdrawn or 5% of the Purchase Payments received within the past 60 months. If no Purchase Payments are received within the past 60 months, the surrender charge will be zero. Reductions in the surrender charge are available if certain conditions are met. See “Reduction or Waiver of Account Maintenance, Surrender, or Separate Account Charges” and “Exceptions to Surrender Charge” in the prospectus.

(2) Reductions in the account maintenance charge are available if certain conditions are met. See “Reduction or Waiver of Account Maintenance, Surrender, or Separate Account Charges” and “Exceptions to Surrender Charge” in the prospectus.

(3) Also referred to as “Separate Account Charges.” See “Purchase Unit Value” in the SAI for a discussion of how the Separate Account Charges impact the calculation of each Division’s unit value. Reductions in the Separate Account Charges may be available for plan types meeting certain criteria. See “Reduction or Waiver of Account Maintenance, Surrender, or Separate Account Charges” in the prospectus. The Base Contract Expenses do not reflect any applicable platform expenses that may apply. Platform expenses are reflected in the “Annual Fund Expenses” and “Appendix” in the prospectus.

(4) The Base Contract Expenses for Variable Account Options that invest in the VALIC Company I Aggressive Growth Lifestyle, Moderate Growth Lifestyle, and Conservative Growth Lifestyle Funds (the “VALIC Lifestyle Funds”) have been temporarily reduced to 0.85% following a reorganization of affiliated Funds that occurred on May 24, 2021. VALIC will end this voluntary reduction on or about April 30, 2023 and at such time Variable Account Options investing in the VALIC Lifestyle Funds will be subject to the base contract expense of 1.00%.

(5) The Fund with the lowest total annual fund operating expenses is the [Vanguard LifeStrategy Conservative Growth Fund]. [However, the Vanguard Long-Term Treasury Fund Variable Account Option has the lowest combined expenses, which includes the net Separate Account Charges and total fund annual fund operating expenses (1.00% and 0.20%, respectively).]

(6) The Fund with the highest total annual fund operating expenses is the [Invesco Balanced-Risk Commodity Strategy Fund]. [The Fund’s adviser has contractually agreed to waive advisory fees and/or reimburse expenses to the extent that the Fund’s total annual fund operating expenses exceed 1.15% of the Fund’s average daily net assets. Unless the adviser continues the expense limit/fee waiver agreement, the agreement will terminate on or after February 28, 2022. The agreement cannot be or amended to increase the expense limits without the approval of the Fund’s board of trustees. See the Fund’s prospectus for additional information regarding the contractual expense limitation.]

Examples

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses.

Each example assumes that you invest a single Purchase Payment of $100,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. Neither example includes the effect of premium taxes upon annuitization, which, if reflected, would result in higher costs. Your actual costs may be higher or lower than the examples below.

The first set of examples assumes the most expensive combination of annual Contract expenses and annual Fund expenses. Based on these assumptions, your costs would be:

(1) If you surrender your Contract at the end of the applicable time period:

1 Year	3 Years	5 Years	10 Years
$[ ]	$[ ]	$[ ]	$[ ]

(2) If you annuitize your Contract or you do not surrender your Contract:

1 Year	3 Years	5 Years	10 Years
$[ ]	$[ ]	$[ ]	$[ ]

The second set of examples assumes the least expensive combination of annual Contract expenses and annual Fund expenses. Based on these assumptions, your costs would be:

(1) If you surrender your Contract at the end of the applicable time period:

1 Year	3 Years	5 Years	10 Years
$[ ]	$[ ]	$[ ]	$[ ]

(2) If you annuitize your Contract or you do not surrender your Contract:

1 Year	3 Years	5 Years	10 Years
$[ ]	$[ ]	$[ ]	$[ ]

Appendix – Funds Available Under the Contract

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at https://www.aigrs.com/prospectus-and-reports/annuities. You can also request this information at no cost by calling 1-800-448-2542.

The current expenses and performance information below reflect fees and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge, such as platform expenses. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

[CHART AND FOOTNOTES TO BE UPDATED BY AMENDMENT]

Type	Fund – Share Class Adviser/Sub-Adviser[1]	Current Expenses	Platform Expenses	Current Expenses + Platform Expenses	Average Annual Total Returns [(as of Dec. 31, 2020)]
					1 Year	5 Year	10 Year
Domestic Large-Cap Equity	American Beacon Bridgeway Large Cap Growth Fund[4] Adviser: American Beacon Advisors, Inc. Sub-Adviser: Bridgeway Capital Management, Inc.	1.13%	None	1.13%	34.02%	16.77%	15.50%
	Blue Chip Growth Fund[2] Adviser: VALIC Sub-Adviser: T. Rowe Price	0.76%	None	0.76%	34.37%	19.57%	17.49%
	Capital Appreciation Fund[2] Adviser: VALIC Sub-Adviser: BMO Asset Management Corp.	0.60%	None	0.60%	28.77%	15.97%	14.27%

	Dividend Value Fund[2] Adviser: VALIC Sub-Advisers: BlackRock, ClearBridge Investments, LLC	0.69%	None	0.69%	0.53%	9.26%	10.34%
	Growth Fund[2] Adviser: VALIC Sub-Advisers: BlackRock, SunAmerica	0.64%	None	0.64%	41.80%	19.93%	15.54%

	Large Capital Growth Fund[2] Adviser: VALIC Sub-Adviser: MFS	0.75%	None	0.75%	22.44%	18.69%	13.81%

	Nasdaq-100® Index Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.51%	None	0.51%	47.94%	23.55%	19.96%
	Stock Index Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.29%	None	0.29%	17.99%	14.83%	13.50%
	Systematic Core Fund[2] Adviser: VALIC Sub-Adviser: Goldman Sachs	0.68%	None	0.68%	23.22%	15.35%	12.85%
	Systematic Value Fund[2] Adviser: VALIC Sub-Adviser: Wellington Management	0.57%	None	0.57%	-2.90%	7.45%	9.16%
	U.S. Socially Responsible Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.36%	None	0.36%	15.85%	14.07%	13.56%

	Vanguard Windsor II Fund[3] Advisers: Aristotle Capital Management, LLC; Hotchkis and Wiley Capital Management, LLC; Lazard Asset Management LLC; Sanders Capital, LLC	[0.34]%	0.25%	[0.59]%	[14.45]%	[12.32]%	[11.66]%
Domestic Mid- Cap Equity	Ariel Appreciation Fund[3] Adviser: Ariel Investments, LLC	[1.15]%	None	[1.15]%	[7.36]%	[8.33]%	[9.36]%

	Mid Cap Strategic Growth Fund[2] Adviser: VALIC Sub-Advisers: Janus, Allianz	0.78%	None	0.78%	34.23%	19.53%	13.22%

Type	Fund – Share Class Adviser/Sub-Adviser[1]	Current Expenses	Platform Expenses	Current Expenses + Platform Expenses	Average Annual Total Returns [(as of Dec. 31, 2020)]
					1 Year	5 Year	10 Year
	Mid Cap Value Fund[2] Adviser: VALIC Sub-Advisers: Boston Partners Global Investors, Inc. (d/b/a Boston Partners), Wellington Management	0.80%	None	0.80%	3.64%	8.40%	8.92%
	Mid Cap Index Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.35%	None	0.35%	13.30%	12.02%	11.17%

Domestic Small-Cap Equity	Ariel Fund[3] Adviser: Ariel Investments, LLC	[1.04]%	None	[1.04]%	[10.02]%	[9.66]%	[10.04]%

	Small Cap Growth Fund[2] Adviser: VALIC Sub-Adviser: JPMIM, T. Rowe Price	0.88%	None	0.88%	59.82%	26.20%	17.53%
	Small Cap Index Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.42%	None	0.42%	19.48%	12.97%	10.98%
	Small Cap Special Values Fund[2] Adviser: VALIC Sub-Adviser: Allspring Global Investments, LLC (“Allspring”)	0.89%	None	0.89%	1.42%	10.23%	9.69%
	Small Cap Value Fund[2] Adviser: VALIC Sub-Adviser: JPMIM	0.77%	None	0.77%	4.67%	7.53%	7.45%
Global Equity (International and Domestic)	Global Strategy Fund[2] Adviser: VALIC Sub-Advisers: Franklin Advisers, Inc.	0.70%	None	0.70%	3.62%	4.54%	5.34%
	International Socially Responsible Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.65%	None	0.65%	8.36%	10.40%	9.61%
International Equity	Emerging Economies Fund[2] Adviser: VALIC Sub-Adviser: JPMIM	0.88%	None	0.88%	15.47%	12.03%	3.66%
	International Equities Index Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.43%	None	0.43%	7.38%	7.18%	4.83%
	International Growth Fund[2] Adviser: VALIC Sub-Adviser: Morgan Stanley Investment Management Inc. Sub-subadviser: Morgan Stanley Investment Management Co.	0.83%	None	0.83%	34.14%	15.20%	9.82%
	International Opportunities Fund[2] Adviser: VALIC Sub-Advisers: MFS, Delaware Investment Fund Advisers	0.95%	None	0.95%	16.88%	10.94%	7.46%
	International Value Fund[2] Adviser: VALIC Sub-Adviser: Allpsring	0.74%	None	0.74%	4.95%	5.66%	3.47%
Specialty	Global Real Estate Fund[2] Adviser: VALIC Sub-Advisers: Invesco, Goldman Sachs Sub-subadviser: Invesco Asset Management Limited, an affiliate of Invesco	0.86%	None	0.86%	-6.14%	5.04%	6.09%

	Invesco Balanced-Risk Commodity Strategy Fund[3] Adviser: Invesco	[1.15]%	None	[1.15]%	[8.02]%	[3.13]%	[-3.89]%
	Science & Technology Fund[2] Adviser: VALIC Sub-Advisers: T. Rowe Price, Allianz, Wellington Management	0.97%	None	0.97%	56.82%	26.72%	19.74%
Hybrid (Equity and Fixed Income)	Aggressive Growth Lifestyle Fund[2,5]Adviser: VALIC Sub-Adviser: PineBridge	0.73%	None	0.73%	13.47%	10.05%	8.87%
	Asset Allocation Fund[2] Adviser: VALIC Sub-Adviser: JPMIM	0.85%	None	0.85%	11.74%	7.34%	7.08%
	Conservative Growth Lifestyle Fund[2,5] Adviser: VALIC Sub-Adviser: PineBridge	0.74%	None	0.74%	10.89%	7.38%	6.33%

Type	Fund – Share Class Adviser/Sub-Adviser[1]	Current Expenses	Platform Expenses	Current Expenses + Platform Expenses	Average Annual Total Returns [(as of Dec. 31, 2020)]
					1 Year	5 Year	10 Year
	Dynamic Allocation Fund[2] Adviser: VALIC Sub-Advisers: AllianceBernstein L.P. and SunAmerica	0.81%	None	0.81%	11.08%	9.41%	n/a
	Moderate Growth Lifestyle Fund[2,5] Adviser: VALIC Sub-Adviser: PineBridge	0.74%	None	0.74%	12.45%	9.21%	7.97%
	T. Rowe Price Retirement 2015 Fund[3] Adviser: T. Rowe Price	0.76%	None	0.76%	12.33%	8.76%	7.48%
	T. Rowe Price Retirement 2020 Fund[3] Adviser: T. Rowe Price	0.78%	None	0.78%	12.97%	9.55%	8.21%
	T. Rowe Price Retirement 2025 Fund[3] Adviser: T. Rowe Price	0.80%	None	0.80%	14.37%	10.35%	8.88%
	T. Rowe Price Retirement 2030 Fund[3] Adviser: T. Rowe Price	0.83%	None	0.83%	15.61%	11.07%	9.49%
	T. Rowe Price Retirement 2035 Fund[3] Adviser: T. Rowe Price	0.84%	None	0.84%	16.75%	11.61%	9.92%
	T. Rowe Price Retirement 2040 Fund[3] Adviser: T. Rowe Price	0.85%	None	0.85%	17.79%	12.09%	10.27%
	T. Rowe Price Retirement 2045 Fund[3] Adviser: T. Rowe Price	0.87%	None	0.87%	18.33%	12.35%	10.39%
	T. Rowe Price Retirement 2050 Fund[3] Adviser: T. Rowe Price	0.88%	None	0.88%	18.33%	12.35%	10.39%
	T. Rowe Price Retirement 2055 Fund[3] Adviser: T. Rowe Price	0.89%	None	0.89%	18.23%	12.32%	10.38%
	T. Rowe Price Retirement 2060 Fund[3] Adviser: T. Rowe Price	0.89%	None	0.89%	18.25%	12.31%	n/a
	Vanguard LifeStrategy Conservative Growth Fund[3,4]	[0.12]%	0.25%	[0.37]%	[11.51]%	[8.03]%	[6.65]%
	Vanguard LifeStrategy Growth Fund[3,4]	[0.14]%	0.25%	[0.39]%	[15.45]%	[11.32]%	[9.38]%
	Vanguard LifeStrategy Moderate Growth Fund[3,4]	[0.13]%	0.25%	[0.38]%	[13.59]%	[9.71]%	[8.11]%
	Vanguard Wellington Fund[3] Adviser: Wellington Management	[0.24]%	0.25%	[0.49]%	[10.60]%	[10.76]%	[9.86]%
Fixed Income
	Core Bond Fund[2] Adviser: VALIC Sub-Adviser: PineBridge	0.53%	None	0.53%	8.73%	4.94%	4.14%
	Government Money Market I Fund[2] Adviser: VALIC Sub-Adviser: SunAmerica	0.30%	None	0.30%	0.22%	0.72%	0.36%

	Government Securities Fund[2] Adviser: VALIC Sub-Adviser: JPMIM	0.66%	None	0.66%	6.63%	3.35%	3.18%
	High Yield Bond Fund[2] Adviser: VALIC Sub-Adviser: Wellington Management	0.68%	None	0.68%	6.73%	7.67%	6.00%
	Inflation Protected Fund[2] Adviser: VALIC Sub-Adviser: Wellington Management	0.53%	None	0.53%	8.81%	4.70%	3.35%
	International Government Bond Fund[2] Adviser: VALIC Sub-Adviser: PineBridge	0.65%	None	0.65%	10.26%	5.43%	3.18%

	Vanguard Long-Term Investment-Grade Fund[3] Advisers: Wellington Management, Vanguard	0.22%	None	0.22%	15.36%	9.53%	8.42%
	Vanguard Long-Term Treasury Fund[3] Adviser: Vanguard	0.20%	None	0.20%	18.29%	7.79%	7.64%
[1]	The following adviser/sub-adviser abbreviations are used in this table:

•	Allianz – Allianz Global Investors U.S., LLC
•	Allspring - Allspring Global Investments, LLC
•	BlackRock – BlackRock Investment Management, LLC
•	Goldman Sachs – Goldman Sachs Asset Management, L.P.
•	Invesco – Invesco Advisers, Inc.
•	Janus – Janus Capital Management LLC
•	JPMIM – J.P. Morgan Investment Management Inc.
•	MFS – Massachusetts Financial Services Company
•	PineBridge – PineBridge Investments LLC
•	SunAmerica – SunAmerica Asset Management, LLC (an affiliate of VALIC due to common ownership)
•	T. Rowe Price – T. Rowe Price Associates, Inc.

•	VALIC – The Variable Life Insurance Company
•	Vanguard – The Vanguard Group, Inc.
•	Wellington Management – Wellington Management Company LLP
•	WellsCap – Wells Capital Management Incorporated

4 The LifeStrategy Funds do not employ an investment adviser, but benefit from the investment advisory services provided to the underlying funds in which they invest. The investment adviser to the underlying funds is Vanguard.

*    *    *

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information (SAI) for the Contract, both dated May [2], 2022, as may be amended or supplemented from time to time. The SAI may be obtained free of charge in the same manner as the prospectus.

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